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                                                                      EXHIBIT(1)


                                                                    NEWS RELEASE




                           James L. Wareham to Retire

MIDDLETOWN, OH, February 8, 2002--AK Steel (NYSE: AKS) said today that James L. Wareham, president of AK Steel since 1997, will retire from the steel industry March 1, 2002 after serving the industry for 41 years. AK Steel said Richard M. Wardrop, Jr., chairman and chief executive officer, will assume the additional role of president upon Mr. Wareham's departure.

   "Jim has been a leader, not just for AK Steel, but for the entire industry," said Mr. Wardrop. "There are very few executives in this business with the breadth of his knowledge and leadership. I personally commend and thank Jim for his dedication to AK Steel and to our industry."

   Mr. Wareham's steel career began in 1961 when he joined the Gary (Indiana) Works of U.S. Steel Corporation. He subsequently served in a variety of positions at U.S. Steel plants before being named vice president, engineering in 1984.

   In 1986 Mr. Wareham was named president and chief executive officer of Bliss-Salem, Inc., a steel industry equipment manufacturer based in Salem, Ohio. He joined Wheeling-Pittsburgh Steel Corporation in 1989 as president and chief operating officer. In 1992 he was named chairman, president and chief executive officer, as well as president of WHX Corporation, the parent company of Wheeling-Pittsburgh Steel Corporation. Mr. Wareham holds a bachelor of science degree in electrical engineering from the University of Notre Dame.

   With headquarters in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel employs about 11,500 people in plants and offices in Middletown, Coshocton, Mansfield, Warren, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. For more information access www.aksteel.com.
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